Exhibit 12.1

June 26, 2025

Hypha Labs, Inc.

5940 S. Rainbow Boulevard

Las Vegas, Nevada 89118

Attention: Board of Directors

Re:	Offering Statement on Form 1-A/A

To the Board of Directors:

We have acted as counsel to Hypha Labs, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of its offering statement on Form 1-A/A (the “Offering Statement”) with the Securities and Exchange Commission (the “SEC”) on June 26, 2025. The Offering Statement covers the contemplated sale of up to 50,000,000 Units (the “Units”), at a price of $0.20 per Unit, each Unit consisting of (i) one share of the Company’s Series D Preferred Stock, $.001 par value per share (the “Series D Preferred Shares”), and (ii) one Common Stock Purchase Warrant to purchase one share of the Company’s common stock, $.001 par value per share (such shares of common stock, the “Warrant Shares”), for a maximum offering amount of up to $10,000,000, plus up to an additional 10,000,000 bonus shares of the Company’s Series D Preferred Stock (the “Bonus Shares”), pursuant to Tier 2 of Regulation A of the SEC.

In connection with this opinion, we have examined instruments, documents, certificates, and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed including, but not limited to: (1) the Offering Statement and the exhibits thereto; (2) the Company’s Articles of Incorporation, as amended to date; (3) the Certificate of Designation of the Series D Preferred Stock of the Company; (4) the Company’s Bylaws, as amended to date; (5) certain resolutions of the Board of Directors of the Company; and (6) such other documents, corporate records, and instruments as we have deemed necessary for purposes of rendering the opinions set forth herein. In rendering these opinions, we have assumed: (a) the genuineness and authenticity of all signatures on original documents, including electronic signatures made and/or transmitted using electronic signature technology (e.g., via DocuSign or similar electronic signature technology); and (b) that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.

As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters. In such examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; and (d) the Units and Bonus Shares will each be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Offering Statement.

Based upon and subject to the foregoing, we are of the opinion that the Units and Bonus Shares offered pursuant to the Offering Statement are duly authorized and will be, when issued in the manner described in the Offering Statement, legally and validly issued, and that the Series D Preferred Shares, Warrant Shares, and Bonus Shares will be, when issued in the manner described in the Offering Statement, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Offering Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Offering Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Fox Rothschild LLP
Fox Rothschild LLP